Exhibit 10(g)(ix)

GRETCHEN ZECH

SENIOR VICE PRESIDENT

CHIEF GOVERNANCE, SUSTAINABILITY,

AND HUMAN RESOURCES OFFICER

September 14, 2023

Mr. Richard J. Marano

Centennial, Colorado

Dear Rick,

On September 13, 2023, Arrow Electronics’ Board of Directors approved your appointment as President, Global Components, contingent upon you executing the attached Exhibit B, Form of Executive Restrictive Covenants

Agreements of the Executive Change In Control Retention Agreement effective October 1, 2023, and Exhibit B,

Form of Executive Restrictive Covenants Agreements of the Executive Severance Policy effective October 1, 2023.

The position is located in our office in Centennial, Colorado and reports to Sean J. Kerins, President and Chief Executive Officer. I am delighted to confirm the following changes to your compensation.

Base Salary

Effective October 1, 2023, your annualized base salary will increase to $500,000.00, payable in monthly installments and in accordance with the Arrow Electronics, Inc.’s (the “Company”) standard payroll practices.

Short-Term Incentive

Your participation in the Management Incentive Compensation Plan (the “MICP”) continues. Effective

October 1, 2023, your short-term incentive target will increase to $500,000.00. The actual incentive you earn may be higher or lower depending on business results and your individual performance, subject to a cap equal to $850,000.00 and the terms and conditions of the MICP. For the 2023 plan year, your target incentive and the cap will be prorated based upon changes to the amount of your incentive target throughout the year.

The Compensation Committee of Arrow Electronics’ Board of Directors (the “Compensation Committee”) has

overall responsibility for evaluating the final results under the MICP and determining the amount of the final payout of your award and has the sole discretion to adjust awards, upward or downward, based on its evaluation of the quality of results in any year and your individual performance up until the time an award is determined and paid. Your MICP award is contingent upon approval by the Compensation Committee and is not earned or vested until it is paid.

Mr. Richard J. Marano

September 14, 2023

Short-Term Incentive (continued)

You must be employed by the Company in good standing on the date of payment to earn and receive an

MICP award. In the event your employment with the Company terminates for any reason other than death before the MICP award is paid, including due to your voluntary termination, the MICP award will not be earned or vested, and you will have no right to receive, and the Company will have no obligation to pay to you, your MICP award. In the event your employment relationship with the Company ends as a result of your death, your MICP award will be prorated for the time you were actively employed by the Company.

Your MICP award, if any, will be paid on or before March 15 of the subsequent calendar year.

Benefits

You remain eligible to participate in the Company’s market-based employee benefits (health, dental, life,

401(k), short-term disability, and long-term disability). In addition, you may participate in additional programs provided to the executive management team (the Supplemental Executive Retirement Plan, the

Management Insurance Program, and the Executive Health Program). Please refer to the applicable plan documents for information about eligibility and coverage.

Long-Term Incentive Program

You remain eligible to participate in the Long-Term Incentive Program (the “LTIP”), as determined by the

Company from time to time. The LTIP, your eligibility for participation in the LTIP, and all LTIP awards shall be subject to the discretion and approval of the Compensation Committee, the terms and conditions of

Arrow Electronics’ 2004 Omnibus Incentive Plan, as amended from time to time, and any award agreement issued to you in connection with the grant of an LTIP award.

Equity Governance Programs and Company Policy

You continue to be required to abide by all applicable Company policies, including the Arrow Worldwide Code of

Business Conduct and Ethics, the Company’s Insider Trading Policy, the Company’s Trading Window, the Company’s Anti-Hedging and Anti-Pledging Policy, and the Company’s Executive Stock Ownership Guidelines

In addition, as an Executive Officer of the Company, effective October 1, 2023, you will be subject to the

Company’s Dodd-Frank Compensation Clawback Policy and the Securities Exchange Act of 1934 (the “Exchange

Act”).

The Dodd-Frank Compensation Clawback Policy provides for the recoupment of certain Incentive-Based Compensation in the event of an accounting Restatement (as such capitalized terms are defined in the Dodd-Frank Compensation Clawback Policy), subject to certain limited exceptions, regardless of your individual knowledge of or responsibility for an accounting Restatement.

Mr. Richard J. Marano

September 14, 2023

Equity Governance Programs and Company Policy (continued)

Arrow’s Board of Directors adopted an executive equity ownership policy to align the interests of its key executives with the interests of shareholders and further promote the Company’s commitment to sound corporate governance. Although the Guidelines may be amended from time to time by the

Compensation Committee, based on the Guidelines effective February 16, 2022, you will be required to own an amount of Arrow (ARW) equity whose value equals or exceeds three (3) times the amount of your annualized base salary within five (5) years of being subject to the Guidelines. In the event requirements have not been met by September 30, 2028, 100% of net shares are to be retained until requirements are met. Net shares are those shares that remain after shares are sold or netted to pay withholding taxes.

As an insider of a public company, Section 16 of the Exchange Act will prohibit you from engaging in short-sale transactions in the Company’s equity securities, will require you to report your direct and indirect ownership of the Company’s equity securities and any transactions in such securities to the

U.S. Securities and Exchange Commission within two business days, and will require you to disgorge any short-swing profits. Thus, you must notify the Human Resources and Legal teams before engaging in any transaction in Arrow securities so that they may ensure that you comply with all SEC rules and reporting obligations.

This letter shall not be construed as a contract of employment for a fixed period of time. Your employment is at-will which means that either you or the Company are free to end your employment at any time. Your post-employment obligations will be governed by Exhibit B, Form of Executive Restrictive Covenants

Agreements of the Executive Change In Control Retention Agreement effective October 1, 2023, and

Exhibit B, Form of Executive Restrictive Covenants Agreements of the Executive Severance Policy

effective October 1, 2023.

This letter confirms all of the terms of employment and supersedes any prior understandings or agreements,

whether oral or written, between you and the Company, and may not be amended or modified except by an express written agreement signed by the Senior Vice President, Chief Governance, Sustainability, and Human

Resources Officer.

Mr. Richard J. Marano

September 14, 2023

Rick, congratulations, and welcome to the Executive Committee. We look forward to your joining us, and wish you much success as you take this next step in your career with Arrow. Feel free to call me with any questions you may have.

Best Regards,

/s/ Gretchen Zech

Gretchen Zech

Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

Accepted and agreed to this day:

/s/ Richard J. Marano  September 16, 2023

RICHARD J. MARANODATE